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                                                                       Exhibit 2





FOR IMMEDIATE RELEASE
FEBRUARY 23, 1994

CONTACT:        LELA COCOROS/MEDIA RELATIONS
                     (303)267-5273
                STEVE SMITH/INVESTOR RELATIONS
                     (303)267-5048


             STATEMENT OF TELE-COMMUNICATIONS, INC, LIBERTY MEDIA
                  CORPORATION AND BELL ATLANTIC CORPORATION

         Bell Atlantic Corporation, Tele-Communications, Inc. and Liberty Media Corporation announced today that they have been unable to reach final agreement on their proposed merger and have terminated negotiations.

         "We are, of course, disappointed," said Ray Smith, Chairman of Bell Atlantic, "but the unsettled regulatory climate made it too difficult for the parties to value the future today. We have developed great respect for TCI, Liberty and their employees, and we look forward to working with them in the future." Smith said that the parties had resolved their major differences, but regulatory actions announced this week made reaching agreement on a transaction of this magnitude impossible.

         John C. Malone, President of TCI, said, "Given market and regulatory uncertainties, Ray and I concluded that this is not the time to bring our companies together. We are discussing other ways of working together, including possible joint ventures to build full service networks, and joint investment in programming."